Bradley Pharmaceuticals, Inc. (NYSE: BDY), was founded in 1985 as a specialty pharmaceutical company marketing to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals has two operating units: Doak Dermatologics, specializing in topical therapies for dermatology and podiatry, and Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands.

Important announcement:
Daniel Glassman, CEO, will present at the Wachovia Securities Nantucket Equity Conference, at 11:45 a.m. (ET) June 22, 2004. The conference is being held at the Harbor House Village, Nantucket, MA.

Bradley Pharmaceuticals 2004 Annual Meeting is scheduled for Tuesday June 15, 2004 at 9:30 AM at The Sheraton Parsippany Hotel, 199 Smith Road, Parsippany, NJ.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

   BRADLEY PHARMACEUTICALS, INC. TO ACQUIRE
BIOGLAN PHARMACEUTICALS COMPANY

Fairfield, NJ – June 9, 2004 – BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) today announced that it has entered into a definitive agreement to acquire the assets of Bioglan Pharmaceuticals Company, a wholly-owned subsidiary of Quintiles Transnational Corp.

Bioglan Pharmaceuticals has experienced dramatic growth and is a highly respected company dedicated to the field of dermatology in the United States. Bioglan generated sales of approximately $55 million for the twelve months ended April 30, 2004. Bioglan’s product portfolio includes Solaraze® (diclofenac sodium), a topical treatment indicated for the treatment of actinic keratosis, Adoxa® (doxycycline monohydrate), an oral antibiotic indicated for the treatment of acne, Zonalon™ (doxepin hydrochloride), a topical treatment indicated for pruritus and Tx Systems®, a line of advanced topical treatments used during in-office procedures.

By acquiring the Bioglan assets, Bradley will enter valuable therapeutic areas of the dermatology market in which it previously did not have a product presence, including the actinic keratosis market with annual sales of approximately $70 million, the oral acne antibiotic market with annual sales of approximately $220 million, and the fast growing market for direct sales to dermatologists for in-office procedures.

As part of this asset acquisition, Bioglan’s management and 61-person sales force will be invited to join Bradley, bringing Bradley’s Doak Dermatologics sales force to approximately 177 representatives. Bradley’s total sales force, including its Kenwood Therapeutics division, will then reach approximately 221 representatives.

Bradley Pharmaceuticals will pay approximately $183 million, plus direct costs for transferred inventory, at closing for its purchase of Bioglan.

President and CEO, Daniel Glassman, stated, “Bioglan Pharmaceuticals is a well-managed and respected dermatology company, and its assets will add significantly to our existing dermatology presence. It has an outstanding management and sales team, as well as great products that fill important gaps in our dermatology franchise.”

The closing of this transaction is subject to several conditions, including Hart-Scott-Rodino Antitrust clearance. Bradley and Quintiles expect to close this transaction by July 31, 2004. At closing, Bradley Pharmaceuticals expects to enter into a credit facility to provide post-closing working capital of up to $100 million. Assuming a July 31, 2004 close, the transaction is expected to be accretive to earnings per share for the five months ended December 31, 2004.

Bradley Pharmaceuticals, Inc. will hold a conference call upon the closing of this transaction.

Except for historical and factual information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates, launches of new products, market acceptance of products, and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control, including Bradley’s ability to maintain CARMOL® sales and bear the outcome of related pending litigation and the introduction of new and future competing products, whether branded, or generic, or comparable, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley’s SEC filings. Further, Bradley cannot predict the impact on its business of any introduction, or future approvals, of generic or therapeutically equivalent or comparable versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.